As filed with the Securities and Exchange Commission on March 30, 2012.

Registration No. 333-28701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Riviera Holdings Corporation

(Exact name of registrant as specified in its charter)

Nevada	88-0296885
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2901 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(Address of principal executive offices, including zip code)

Riviera Holdings Corporation 1993 Stock Option Plan

Riviera Holdings Corporation Stock Purchase Plan

Riviera Holdings Corporation Nonqalified Stock Option Plan

for Non-Employee Directors

Riviera Holdings Corporation Stock Compensation Plan for

Directors Serving on the Compensation Committee

(Full title of the plan)

Tullio Marchionne

2901 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 734-5110

(Name, address, and telephone number,

including area code, of agent for service)

Copies to:

Kevin Cudney

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4432

(303) 223-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE

Deregistration of Unsold Securities

On June 6, 1997, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-28701 (the “Registration Statement”), for the sale of an additional 520,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant issuable under the Riviera Holdings Corporation 1993 Stock Option Plan.

On April 1, 2011 (the “Substantial Consummation Date”), the Registrant emerged from reorganization proceedings under the provisions of Chapter 11 of the United States Bankruptcy Code. Pursuant to the Registrant 's Second Amended Joint Plan of Reorganization, all existing shares of the Company’s equity securities, including the Common Stock, outstanding prior to the Substantial Consummation Date, were cancelled on the Substantial Consummation Date. Concurrently, the Registrant terminated all equity-based compensation plans.

As a result, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 29, 2012.

RIVIERA HOLDINGS CORPORATION

By:	/s/ Andy Choy
Andy Choy President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andy Choy	President and Chief Executive	March 29, 2012
Andy Choy	Officer, Director
(Principal Executive Officer)

/s/ Larry King	Chief Financial Officer	March 29, 2012
Larry King	(Principal Financial and Accounting Officer)

/s/ Derek J. Stevens	Director	March 29, 2012
Derek J. Stevens

/s/ Marcos Alvarado	Director	March 29, 2012
Marcos Alvarado